Exhibit 99.1

Noble International, Ltd.

Unaudited Pro Forma Combined Financial Statements

Overview

On August 31, 2007, Noble International, Ltd. (“Noble”) acquired the laser-welded blank business of Arcelor, S.A. (“Arcelor”), a Luxembourg corporation, pursuant to a Stock Purchase Agreement dated as of March 15, 2007 (the “Stock Purchase Agreement”). Arcelor’s laser-welded blank business includes the following entities (collectively “TBA”):

	Country	Ownership %
Entity
Arcelor Tailored Blank Genk N.V.	Belgium	100%
Arcelor Tailored Blank Bremen GmbH	Germany	100%
Arcelor Tailored Blank Lorraine S.A.	France	100%
Arcelor Tailored Blank Zaragoza S.A.	Spain	100%
Arcelor Tailored Blank Gent	Belgium	100%
Tailor Steel America LLC	United States	100%
Laser Welded Blanks Limited	U.K.	100%
Arcelor Tailored Blank Senica s.r.o.	Slovakia	100%

Equity Method Investments
Shanghai Baosteel & Arcelor Tailor Metal Co., Limited	China	25%
Arcelor Neel Tailored Blank Private LTD	India	50%

The unaudited pro forma combined financial statements show the effect of the acquisition of TBA (“Acquisition”). The Acquisition is being accounted for herein using the purchase method of accounting. Under the purchase method of accounting, the aggregate consideration paid is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the transaction date. Any purchase price in excess of net assets acquired is recorded as goodwill. These unaudited pro forma combined financial statements have been prepared based on preliminary estimates of fair values. The actual amounts and the allocation between net tangible and intangible assets ultimately recorded may differ materially from the information presented in these unaudited pro forma combined financial statements, including property, plant, and equipment, identifiable intangible assets and residual goodwill. The preliminary estimates of the fair values of the assets acquired and liabilities assumed reflected herein are subject to change based upon completion of the valuation of the assets acquired and liabilities assumed as of the closing date.

No account has been taken within these unaudited pro forma combined financial statements of any future changes in accounting policies or any synergies (including cost savings), all of which may or may not occur as a result of the Acquisition. In addition, the impact of ongoing integration activities and other changes in TBA’s assets and liabilities could cause material differences in the information presented.

These unaudited pro forma combined financial statements are not necessarily indicative of the consolidated results of operations or financial position of the combined company that would have been reported had the Acquisition been completed as of the dates presented, and are not necessarily representative of future consolidated results of operations or financial condition of the combined company.

These unaudited pro forma combined financial statements should be read in conjunction with (1) the historical financial statements and accompanying notes of TBA prepared in accordance with IFRS as adopted by the European Union (“EU”) included in Noble’s Schedule 14A Proxy Statement filed with the Securities and Exchange Commission on August 2, 2007 and (2) Noble’s 2006 Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q.

Noble International, Ltd.

Unaudited Pro Forma Combined Balance Sheet

Noble and TBA as of June 30, 2007

(In thousands)

	Historical		Pro Forma Adjustments (See Note 4)				Pro Forma Combined
	Noble 06/30/2007	TBA 06/30/2007	Debit		Credit
ASSETS
Current Assets:
Cash and cash equivalents	$11,555	$1,368	$—		$—		$12,923
Accounts receivable, trade, net	121,920	61,332	—		—		183,252
Inventories, net	32,812	49,429	—		—		82,241
Unbilled customer tooling, net	15,066	—	—		—		15,066
Prepaid expenses	5,967	—	—		—		5,967
Deferred income taxes	1,563	891	2,155	(j)	—		4,609
Income taxes refundable	1,120	44	—				1,164
Other current assets	3,280	39,769	18,163	(a)	—		61,212

Total Current Assets	193,283	152,833	20,318		—		366,433

Property, Plant & Equipment, net	107,485	142,424	32,738	(b)	—		282,647

Other Assets:
Goodwill	75,140	2,561	33,504	(c)	(2,561	) (c)	108,644
Other intangible assets, net	29,472	5,128	42,312	(c)	(5,128	) (c)	71,784
Deferred income taxes	—	2,354	—		—		2,355
Equity method investments	—	4,580	—		—		4,580
Other assets, net	4,422	1,729	3,274	(d)	—		9,425

Total Other Assets	109,034	16,352	79,090		(7,690)		196,788

Total Assets	$409,802	$311,609	$132,146		$(7,690)		$845,868

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$112,546	$89,909	$—		$—		$202,455
Accrued liabilities	35,324	454	—		—		35,778
Current maturities of long-term debt	22,369	129,059	(124,0101	) (e)	21,019	(f)	48,437
Income taxes payable, net	—	7,985	—		—		7,985

Total Current Liabilities	170,239	227,407	(124,012)		21,019		294,656

Long-Term Liabilities:
Long-term debt, excluding current maturities	85,189	10,185	—	(g)	91,415	(h)	186,789
Convertible subordinated notes	36,216	—	—		—		36,216
Note payable to Arcelor	—	—	—		15,000	(i)	15,000
Deferred income taxes	15,176	11,222	18,929	(j)	—		45,327
Other liabilities	7,481	930	—		—		8,411

Total Long-Term Liabilities	144,062	22,337	18,929		106,415		291,743

Minority Interest	5,104	—	—		—		5,104

Stockholders’ Equity:
Common stock	9	—	—		6	(k)	15
Additional paid-in capital	57,760	—	—		163,964	(k)	221,724
Retained earnings	28,406	61,753	(61,753	) (l)	—		28,406
Accumulated other comprehensive income net	4,222	112	(112	) (l)	—		4,222

Total Stockholders’ Equity	90,397	61,865	(61,865)		163,970		254,367

Total Liabilities & Stockholders’ Equity	$409,802	$311,609	$(166,947)		$291,404		$845,868

The accompanying notes are an integral part of these unaudited pro forma combined financial statements

Noble International, Ltd.

Unaudited Pro Forma Combined Statement of Income

For the Six Months Ended June 30, 2007

(In thousands except share under per share data)

	Historical
	Noble	TBA	Pro Forma Adjustments (See Note 5)		Pro Forma Combined
Net sales	$342,728	$246,205	$56,896	(a)	$645,830
Cost of sales	315,129	226,104	46,338	(b)	587,571

Gross margin	27,599	20,102	10,558		58,258
Selling, general and administrative expenses	15,256	14,434	230	(c)	29,920

Operating profit	12,343	5,668	10,328		28,339
Interest income	159	—	—		159
Interest expense	(6,147)	(2,204)	(1,703	) (d)	(10,053)
Net loss on derivative instruments	(1,751)	—	—		(1,750)
Loss on extinguishment of debt	(3,285)	—	—		(3,285)
Other, net	936	130	—		1,066

Earnings before income taxes and minority interest	2,255	3,594	8,625		14,475
Income tax expense	129	1,970	(748	) (e)	1,351

Earnings before minority interest	2,126	1,624	9,373		13,124
Minority interest	(464)	—	—		(464)

Net earnings	$1,662	$1,624	$9,373		$12,660

Basic earnings per share	$0.12				$0.54

Diluted earnings per share	$0.12				$0.54

Basic weighted average shares outstanding	14,132,597		9,375,000	(f)	23,507,597 (f)
Diluted weighted average share outstanding	14,156,886		9,375,000	(f)	23,531,886 (f)

The accompanying notes are an integral part of these unaudited pro forma combined financial statements

Noble International, Ltd.

Notes to Unaudited Pro Forma Combined Financial Statements

1. Basis of Presentation

These unaudited pro forma combined financial statements present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the Acquisition and adjustments described in these notes. These unaudited pro forma combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the Acquisition actually taken place at the dates indicated and do not purport to be indicative of the results that may be expected to occur in the future.

The unaudited pro forma balance sheet combines the historical balance sheets of Noble and TBA each as of June 30, 2007 to reflect the Acquisition as if it had been consummated on June 30, 2007. The pro forma statement of income combines Noble’s unaudited historical statement of income with TBA’s unaudited historical statement of income for the six months ended June 30, 2007, as if the Acquisition had been consummated on January 1, 2007.

The unaudited pro forma combined statement of income includes the effect of a contract manufacturing agreement and a transition services agreement signed by Noble and Arcelor. The contract manufacturing agreement relates to the laser-welded blank and other production at two TBA facilities in Liege, Belgium and Eisenhuttenstadt, Germany.

2. Reconciliation of TBA Financial Statements from IFRS to U.S. GAAP

The TBA unaudited historical financial statements for the six months ended June 30, 2007 were prepared in accordance with IFRS as adopted by the EU and are denominated in Euros. An exchange rate of $1.3474 / € has been used to translate the TBA historical balance sheet as of June 30, 2007 from Euros to U.S. dollars. An exchange rate of $1.3287 / € has been used to translate the TBA historical statement of income for the six months ended June 30, 2007 from Euros to U.S. dollars. In addition, certain adjustments were made to the TBA unaudited historical financial statements prepared in accordance with IFRS to comply with U.S. GAAP including classifications in the statement of income.

3. Pro Forma Transaction

Noble acquired TBA to expand the global reach of its business much faster and at a lower cost than through internal growth, to add a seasoned international management team to help it manage and promote its global growth, to diversify its customer base, to partner with Arcelor on research and product development, and to become the world’s largest provider of laser-welded blanks. For these strategic considerations, if the Acquisition would have been consummated on June 30, 2007, Noble would have recognized $33.5 million of goodwill based upon June 30, 2007 TBA unaudited financial statements.

If the deal would have been consummated on June 30, 2007, Noble would have paid an aggregate net purchase price of $285.2 million for TBA. The components of purchase price are as follows (in thousands):

9.375 million shares of Noble common stock valued at $17.49 per share	$163,970
Cash paid at closing	103,960
Five-year, 6% note payable to Arcelor	15,000
Assumption of capital lease liabilities	15,234
Deal costs	5,200
Post closing purchase price adjustments	(18,163)

$285,201

The components of the post closing purchase price adjustments are as follows (in thousands):

Net working capital adjustment (1)	$(24,884)
Net income tax payable adjustment (2)	(7,940)
Capital lease obligation adjustment (3)	(2,944)
Net VAT receivable adjustment (4)	16,238
Cash adjustment (5)	1,368

$(18,163)

(1)	Pursuant to a Working Capital Adjustment Agreement entered into by Arcelor and Noble (the “Working Capital Adjustment Agreement”), Arcelor is required to deliver €36.8 million of net working capital at closing. If actual net working capital at closing is less than the required net working capital, Arcelor would pay the difference to Noble. If actual net working capital at closing is greater than the required net working capital, Noble would pay the difference to Arcelor. The amount paid would be based upon closing financial statements delivered by Arcelor sixty days after closing. At June 30, 2007, there was €18.3 million of net working capital. Accordingly, if the transaction would have closed at June 30, 2007, Arcelor would have been required to pay Noble €18.5 million or $24.9 million (at an exchange rate of $1.3474 / €) as a purchase price adjustment.

(2)	Pursuant to the Working Capital Adjustment Agreement, Arcelor is required to reimburse Noble for any accrued net income tax payable based upon closing financial statements. At June 30, 2007, TBA had recorded $7.9 million in net income tax payable.
(3)	Pursuant to the Working Capital Adjustment Agreement, Noble is assuming $12.3 million of capital lease obligations from Arcelor. Based upon the closing financial statements, if actual capital lease obligations are greater than $12.3 million, Arcelor would pay the difference to Noble. If actual capital lease obligations are less than $12.3 million, Noble would pay the difference to Arcelor. At June 30, 2007, TBA had recorded $15.2 million of capital lease obligations. Accordingly, if the transaction would have closed on June 30, 2007, Arcelor would be required to pay Noble $2.9 million.
(4)	Pursuant to the Stock Purchase Agreement, Noble is required to reimburse Arcelor for any net VAT receivable included in the closing financial statements. At June 30, 2007, there were $16.2 million of net VAT receivables. Accordingly, if the transaction would have closed on June 30, 2007, Noble would be required to pay Arcelor $16.2 million.
(5)	Pursuant to the Stock Purchase Agreement, Noble is required to reimburse Arcelor for any cash and cash equivalents included in the closing financial statements. At June 30, 2007, TBA had recorded $1.4 million of cash and cash equivalents. Accordingly, if the transaction would have closed on June 30, 2007, Noble would be required to pay Arcelor $1.4 million.

The $17.49 per share valuation for Noble common stock is based upon the average closing price for the period from March 13, 2007 to March 19, 2007, around the date of the signing of the Stock Purchase Agreement. Noble financed the cash portion of the purchase price through a bank credit facility in Europe. This bank credit facility includes a five-year term loan with a variable interest rate of Euribor plus 1.5% (approximately 5.8% at June 30, 2007).

The preliminary purchase price allocation based upon the June 30, 2007 TBA balance sheet is as follows (in thousands):

Property, plant, and equipment	$175,163
Goodwill	33,504
Intangible assets	42,312
Current assets	154,989
Other assets	8,662
Current liabilities	(98,348)
Long-term liabilities	(31,081)

$285,201

The purchase consideration is preliminarily allocated to the assets acquired and liabilities assumed in the unaudited pro forma combined balance sheet based upon management’s preliminary analysis and estimates of fair values. The fair value of property, plant, and equipment is based upon a preliminary estimate of fair value which is $32.7 million greater than the book value included in the TBA unaudited balance sheet at June 30, 2007. Approximately, $20.0 million of this difference relates to buildings depreciated over 36 years. The useful lives of property, plant and equipment are estimated to range from 7 to 36 years for buildings and industrial installations and from 2 to 5 years for other property, plant and equipment.

Purchase price in excess of tangible net assets is preliminarily allocated $42.3 million to intangible assets and $33.5 million to goodwill. The $42.3 million preliminarily allocated to intangible assets is comprised of the value of customer contracts acquired. The preliminary estimates of the fair values of the assets acquired and liabilities assumed reflected herein are subject to change based upon completion of a valuation analysis.

4. Pro Forma Adjustments for the Unaudited Pro Forma Combined Balance Sheet for Noble and TBA as of June 30, 2007

Adjustments to TBA’s balance sheet as of June 30, 2007 in the unaudited pro forma combined balance sheet are as follows:

(a)	Adjustment accounts for post closing purchase price adjustments as follows (in thousands):

Net working capital adjustment (1)	$(24,884)
Net income tax payable adjustment (2)	(7,940)
Capital lease obligation adjustment (3)	(2,944)
Net VAT receivable adjustment (4)	16,238
Cash adjustment (5)	1,368

$(18,163)

(1)	Pursuant to the Working Capital Adjustment Agreement, Arcelor is required to deliver €36.8 million of net working capital at closing. If actual net working capital at closing is less than the required net working capital, Arcelor would pay the difference to Noble. If actual net working capital at closing is greater than the required net working capital, Noble would pay the difference to Arcelor. The amount paid would be based upon closing financial statements delivered by Arcelor sixty days after closing. At June 30, 2007, there was €18.3 million of net working capital. Accordingly, if the transaction would have closed at June 30, 2007, Arcelor would have been required to pay Noble €18.5 million or $24.9 million (at an exchange rate of $1.3474 / €) as a purchase price adjustment.
(2)	Pursuant to the Working Capital Adjustment Agreement, Arcelor is required to reimburse Noble for any accrued net income tax payable based upon closing financial statements. At June 30, 2007, TBA had recorded $7.9 million in net income tax payable.
(3)	Pursuant to the Working Capital Adjustment Agreement, Noble is assuming $12.3 million of capital lease obligations from Arcelor. Based upon the closing financial statements, if actual capital lease obligations are greater than $12.3 million, Arcelor would pay the difference to Noble. If actual capital lease obligations are less than $12.3 million, Noble would pay the difference to Arcelor. At June 30, 2007, TBA had recorded $15.2 million of capital lease obligations. Accordingly, if the transaction would have closed on June 30, 2007, Arcelor would be required to pay Noble $2.9 million.
(4)	Pursuant to the Stock Purchase Agreement, Noble is required to reimburse Arcelor for any net VAT receivable included in the closing financial statements. At June 30, 2007, there were $16.2 million of net VAT receivables. Accordingly, if the transaction would have closed on June 30, 2007, Noble would be required to pay Arcelor $16.2 million.
(5)	Pursuant to the Stock Purchase Agreement, Noble is required to reimburse Arcelor for any cash and cash equivalents included in the closing financial statements. At June 30, 2007, TBA had recorded $1.4 million of cash and cash equivalents. Accordingly, if the transaction would have closed on June 30, 2007, Noble would be required to pay Arcelor $1.4 million.

(b)	The net book value of TBA property, plant and equipment per the June 30, 2007 unaudited financial statements was $142.5 million. Based upon a preliminary valuation, the fair value of property, plant and equipment at June 30, 2007 was estimated to be $175.2 million. Accordingly, an adjustment of $32.7 million is included in the unaudited pro forma combined balance sheet. Approximately $20.0 million of this adjustment relates to buildings depreciated over 36 years.

(c)	Purchase price in excess of tangible net assets is preliminarily allocated $42.3 million to intangible assets and $33.5 million to goodwill. The $42.3 million preliminarily allocated to intangible assets is comprised of customer contracts acquired. This allocation is subject to material change based upon the results of a final fair value analysis. $2.6 million and $5.1 million of goodwill and intangible assets, respectively, at TBA at June 30, 2007 are assumed to be eliminated in purchase accounting.

(d)	Adjustment represents debt issuance costs including a commitment fee paid at closing. Debt issuance costs are pursuant to financing received from a European bank to finance the Acquisition with a €118.0 million ($159.0 million) credit facility with a 1.5% commitment fee. The credit facility is comprised of a €78.0 million term loan and a €40.0 million revolving line of credit. The interest rate on each facility is Euribor plus 150 basis points (approximately 5.8% at June 30, 2007). The term loan will amortize in equal annual installments over five years.

(e)	Adjustment eliminates $124.0 million of current maturities of long-term debt at TBA at June 30, 2007. This debt was not assumed by Noble pursuant to the Stock Purchase Agreement. This debt primarily relates to intra-company amounts owed to Arcelor. Of the $129.1 million in current maturities of long-term debt at TBA at June 30, 2007, $5.1 million is for the current portion of capital lease liabilities. These capital lease liabilities were assumed by Noble.

(f)	Adjustment relates to current maturities of the term loan required to finance the Acquisition. Based upon a five-year term, the current maturity of the €78.0 million ($105.1 million) term loan is €15.6 million ($21.0 million).

(g)	The $10.2 million in long-term debt for TBA at June 30, 2007 is entirely for the long-term portion of capital lease liabilities. These capital lease liabilities were assumed by Noble.

(h)	Adjustment represents the long-term portion of the term loan ($84.0 million) and $7.4 million outstanding on the revolving line of credit at closing to finance the cash portion of the Acquisition, deal costs, and debt issuance costs. The current maturities of the term loan are $21.0 million and the long-term portion of the term loan is $84.0 million with future maturities as follows:

2008	$21.0 million
2009	21.0 million
2010	21.0 million
2011	21.0 million
2012	21.0 million

(i)	Represents the $15.0 million five-year, 6% note payable to Arcelor pursuant to the Stock Purchase Agreement. The $15.0 million is payable five years after the date of the Acquisition.

(j)	Adjustments represent estimated deferred tax assets and liabilities to be recognized pursuant to purchase accounting. The adjustment for deferred tax liabilities is primarily for book-tax differences related to the basis of fixed assets.

(k)	Adjustments represent the value of 9.375 million shares issued pursuant to the Stock Purchase Agreement assuming a fair value of $17.49 per share. The $0.006 million allocated to common stock represents $0.00067 par value for each share issued. The remainder of the value of shares issued is allocated to additional paid-in capital.

(l)	Adjustment eliminates equity included in TBA’s balance sheet at June 30, 2007.

5. Pro Forma Adjustments for Unaudited Pro Forma Combined Statement of Income for Noble and TBA for the Six Months Ended June 30, 2007

Adjustments included in the unaudited pro forma statement of income for TBA’s results of operations for the six months ended June 30, 2007 to give effect to the Acquisition as if it occurred on January 1, 2007 are as follows:

(a)

Contract manufacturing agreement ($56.9 million increase): Noble and Arcelor have signed a contract manufacturing agreement related to the laser-welded blank and other production at two TBA facilities in Liege, Belgium and Eisenhuttenstadt, Germany that Arcelor will continue to own after the Acquisition. Pursuant to the terms of this agreement, Noble will purchase from Arcelor substantially all of the output from these two facilities at a cost based upon the formula disclosed in Schedule A to the contract manufacturing agreement. Noble will sell the output from these two facilities at sales prices comparable to what Arcelor formerly sold to customers of these two facilities. Accordingly, based upon internal 2007 unaudited financial statements from these two facilities, it is estimated that Noble would have recognized net sales of $56.9 million for the six months ended June 30, 2007 (pending Noble’s final evaluation of the accounting treatment for this agreement).

This adjustment is factually supportable based upon the signed contract manufacturing agreement in conjunction with the unaudited financial statements for the two facilities.

(b)	Contract manufacturing agreement ($50.7 million increase): Pursuant to the contract manufacturing agreement described in (a), based upon internal 2007 unaudited financial statements from the two facilities, it is estimated that Noble would have recognized cost of sales of $50.7 million for the six months ended June 30, 2007 (pending Noble’s final evaluation of the accounting treatment for this agreement). This adjustment is factually supportable based upon the signed contract manufacturing agreement in conjunction with the unaudited financial statements for the two facilities.

Depreciation ($4.4 million decrease): A preliminary fair value estimate of TBA property, plant and equipment has been completed including estimates of useful lives. Based upon these estimates, TBA depreciation expense would have been approximately $11.3 million for the six months ended June 30, 2007. Depreciation expense of $15.7 million was included in the TBA unaudited financial statements for the six months ended June 30, 2007. Accordingly, an adjustment of $4.4 million is included in the unaudited pro forma combined statement of income for the six months ended June 30, 2007.

(c)	Amortization of intangible assets ($1.1 million net increase): Adjustment includes estimated amortization of identifiable intangible assets ($1.4 million) based upon the amount ($42.3 million) included in the pro forma combined balance sheet at June 30, 2007. It is assumed that intangible assets will be amortized on a straight-line basis over a 15 year period. The final fair value analysis of identifiable intangible assets could have a material effect on the amount of amortization included in this pro forma combined statement of income. Adjustment includes the elimination of $0.3 million of amortization expense related to intangible assets recognized by TBA in its unaudited income statement for the six months ended June 30, 2007.

Transition services agreement and steel supply and services agreement ($0.9 million net decrease): $2.8 million of shared services expense from Arcelor is included in the TBA unaudited statement of income for the six months ended June 30, 2007. Pursuant to a transition services agreement and steel supply and services agreement signed by Noble and Arcelor, Arcelor will charge Noble for certain services that Arcelor will continue to provide. It is approximated that Arcelor would have charged Noble $1.9 million for these services in the six months ended June 30, 2007.

(d)	Adjustment includes elimination of $2.2 million of interest expense incurred by TBA pursuant primarily to intra-company debt to Arcelor. Pursuant to the Stock Purchase Agreement, Noble is not assuming this intra-company debt. In addition, adjustment includes a ($3.9) million estimate of interest expense related to the assumed capital lease obligations at 5.0%, the $15.0 million five-year note payable to Arcelor at 6.0%, and bank debt incurred pursuant to the Acquisition at Euribor plus 150 basis points (approximately 5.8%).

(e)	Adjustment imputes a 10% estimated average tax rate for TBA including historical earnings before income taxes and the impact of adjustments.

(f)	The increase in basic and diluted shares outstanding is due to the issuance of 9.375 million shares pursuant to the Stock Purchase Agreement.